Exhibit 8.2

		New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

DECEMBER 29, 2011

AVG Technologies N.V.

Gatwickstraat 9-39

1043 GL Amsterdam

The Netherlands

Dear Ladies and Gentlemen:

We are acting as United States counsel to AVG Technologies N.V., a public limited liability company (naamloze vennootschap) incorporated in the Netherlands (the “Company”), in connection with the preparation of the registration statement on Form F-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) with respect to the Company’s ordinary shares to be offered in the Company’s initial public offering. The Company is filing the Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of our opinion.

We hereby confirm that our opinion as to the material U.S. federal income tax consequences to U.S. Holders of an investment in the Company’s ordinary shares is set forth in full under the caption “Material Tax Considerations—Material U.S. Federal Income Tax Considerations” in the Prospectus.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the caption “Material Tax Considerations” in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this letter.

In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ DAVIS POLK & WARDWELL LLP

Davis Polk & Wardwell LLP